UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): November 20, 2020

DPW HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Shipyard Way, Newport Beach, CA 92663

(Address of principal executive offices) (Zip Code)

(949) 444-5464

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	DPW	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On November 19, 2020, DPW Holdings, Inc., a Delaware corporation (the “Company”) issued to Esousa Holdings, LLC (“Esousa”) and two other institutional investors (the “Investors” and with Esousa, the “Lenders”) unsecured Promissory Notes (the “Notes,” and each, a “Note”) in the aggregate principal face amount of $2,250,000, with an interest rate of 12%. The principal amount of the Note issued to Esousa was $2,100,000 and the principal amount of the Notes issued to the Investors was $150,000 in the aggregate. The outstanding principal face amount, plus any accrued and unpaid interest, is due by February 18, 2021, or as otherwise provided in accordance with the terms set forth therein.

In connection therewith, the Company delivered to Esousa a warrant (the “Esousa Warrants”) to purchase an aggregate of 1,235,294 shares of the Company’s common stock at an exercise price of $1.87, subject to adjustments and delivered to the Investors warrants to purchase an aggregate of 88,237 shares of the Company’s common stock at an exercise price of $1.87, subject to adjustments (the “Investor Warrants” and with the Esousa Warrant, the “Warrants”). Exercise of each of the Warrants is subject to approval of the NYSE American (the “Exchange Approval”).

Description of the Promissory Notes

Each Note contains standard and customary events of default including, but not limited to, failure to make payments when due under the Note, failure to comply with certain covenants contained in the Note, or bankruptcy or insolvency of the Company. After the occurrence of any Event of Default that results in the eventual acceleration of the Note, interest payable on the outstanding principal of the Note shall bear interest at the then applicable interest rate set forth therein plus thirteen percent (13%) per annum or the maximum rate permitted under applicable law.

Description of the Warrants

The Warrants entitle the Lenders to purchase an aggregate of 1,323,531 shares of Common Stock (the “Warrant Shares”) for a period of five years, subject to certain beneficial ownership limitations. The Warrants are immediately exercisable once the Company obtains Exchange Approval. The exercise price of each Warrant is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. Notwithstanding anything therein to the contrary, the Warrants may be exercised via cashless exercise at the option of the Investor.

If the Investor elects to exercise its Warrant on a cashless basis, it will receive a number of shares of Common Stock (the “Net Number”) derived from the following formula:

Net Number = (A x B)/C

A= the total number of shares with respect to which the Warrant is then being exercised.

B= Black Scholes Value.

C= the closing bid price of the Common Stock as of two (2) trading days prior to the time of such exercise, provided, however, that in no event shall the closing bid price used for the purposes of calculating the Net Number be less than $0.75.

The maximum shares of common stock issuable upon the exercise of the Esousa Warrant on a cashless basis would be 2,679,797. Notwithstanding the foregoing, if certain criteria, including that the Note issued to Esousa be fully repaid on or before January 31, 2021, are met, Esousa will only be able to exercise fifty percent (50%) of the Esousa Warrant on a cashless basis. If these criteria are met, the maximum shares of common stock issuable upon the exercise of the Esousa Warrant on a cashless basis would be 1,339,899.

The maximum shares of common stock issuable upon the exercise of the Investor Warrants on a cashless basis would be 191,418. Notwithstanding the foregoing, if the Notes issued to the Investors shall have been fully repaid on or before January 31, 2021, the Investors will only be able to exercise fifty percent (50%) of the Investor Warrants on a cashless basis. If this criterion is met, the maximum shares of common stock issuable upon the exercise of the Investor Warrants on a cashless basis would be 95,709.

The foregoing descriptions of the two Notes, the Esousa Warrant and the Investor Warrants do not purport to be complete and are qualified in their entirety by reference to their respective forms which are annexed hereto as Exhibits 4.1, 4.2, 4.3 and 4.4, to this Current Report on Form 8-K and are incorporated herein by reference.  The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02. The securities described in this Current Report on Form 8-K were offered and sold to the Investor in reliance upon exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933.

Item 9.01     Exhibits and Financial Statements.

(d)	Exhibits:

Exhibit No.	Description

4.1	Form of Note issued to Esousa dated November 19, 2020
4.2	Form of Note issued to the Investors dated November 19, 2020
4.3	Form of Esousa Warrant dated November 19, 2020
4.4	Form of Investor Note dated November 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPW HOLDINGS, INC.

Dated: November 20, 2020	/s/ Henry Nisser
Henry Nisser Executive Vice President